UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

AllDigital Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-141676	20-5354797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Hughes, Suite 200, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 250-7340

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Exchange Agreement

Between October 16, 2014 and July 20, 2015, AllDigital Holdings, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with 13 accredited investors (the “Investors”). Under the terms of the Purchase Agreements, the Company issued and sold an aggregate of $2,218,461.45 in principal amount of its 5% Senior Convertible Notes due December 31, 2016 (the “Initial Notes”) to the Investors in a private offering. The Initial Notes were convertible into an aggregate of up to 14,789,739 shares of the Company’s common stock. The Initial Notes had a maturity date of December 31, 2016 (“Old Maturity Date”). The Initial Notes bore interest at the rate of five percent (5%) per annum payable quarterly on the fifth (5th) day after the last business day of each calendar quarter. After the Old Maturity Date, and until the outstanding principal and accrued interest on the Initial Notes had been paid, the Initial Notes bore interest at a rate of 1.0% per month. The outstanding principal under the Initial Notes was convertible at any time prior to repayment, in whole or in part, into shares of the Company’s common stock at a conversion price of $0.15 per share, subject to adjustment for stock splits, stock dividends and recapitalizations. All accrued interest on the Initial Notes would have been paid in cash upon any conversion of the Initial Notes.

On July 31, 2015, the Company entered into an Amendment and Exchange Agreement (the “Exchange Agreement”) with certain of the Investors representing a majority in principal amount of the outstanding Initial Notes. On July 31, 2015 (the “Closing Date”), under the terms of the Exchange Agreement, the Company issued $2,218,461.45 in principal amount of its 5% Senior Convertible Notes due December 31, 2017 (the “Exchange Notes”) in exchange for the Initial Notes (the “Exchange”). The Exchange Notes have substantially identical terms to the Initial Notes except that the maturity date of the Exchange Notes is December 31, 2017 and all unpaid interest due and payable under the Exchange Notes is due and payable on the new maturity date. The Exchange Notes will be convertible into an aggregate of up to 14,789,739 shares of the Company’s common stock. On the Closing Date, under the terms of the Exchange Agreement, the Initial Notes were cancelled. The Exchange Notes are secured under the terms of an Amended and Restated Security Agreement, dated July 31, 2015, by and among the Company, Richard P. Stevens, II, as collateral agent, and certain of the Investors representing a majority in principal amount of the outstanding Initial Notes, by a first priority lien on all of the Company’s tangible and intangible assets.

The foregoing description of the Exchange Agreement, the Exchange Notes and the Security Agreement is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to this Current Report on Form 8-K. This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Exchange Notes.

Item 1.02. Termination of a Material Definitive Agreement.

On July 31, 2015, the Company consummated the Exchange, under which the Company issued the Exchange Notes in exchange for the Initial Notes. The description of the Exchange in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety by this reference into this Item 1.02. In connection with the Exchange, the Company’s obligations under the Initial Notes were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 31, 2015, the Company consummated the Exchange, under which the Company issued the Exchange Notes in exchange for the Initial Notes. The description of the Exchange in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety by this reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

On July 31, 2015, the Company consummated the Exchange, under which the Company issued to the Investors $2,218,461.45 in principal amount of Exchange Notes in exchange for the Initial Notes. The description of the Exchange in Item 1.01 of this Current Report on Form 8-K is incorporated in its entirety by this reference into this Item 3.02. The Exchange Notes were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid or given directly or indirectly for soliciting the Exchange.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Amendment and Exchange Agreement, dated July 31, 2015 between the Company and Investors representing a majority in principal amount of the outstanding Initial Notes (*) (#)

10.2	Form of 5% Senior Convertible Note issued to each Investor on July 31, 2015 (*)

10.3	Form of Amended and Restated Security Agreement, dated July 31, 2015, by and among the Company, Richard P. Stevens, II, as the collateral agent, and Investors representing a majority in principal amount of the outstanding Initial Notes (*) (#)

(#) The agreements filed as exhibits to this report contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(*) Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2015	ALLDIGITAL HOLDINGS, INC.
a Nevada corporation

	By:	/s/ Michael Linos
	Name:	Michael Linos
	Title:	President and Chief Executive Officer

EXHIBITS FILED WITH THIS REPORT

Exhibit No.	Description

10.1	Form of Amendment and Exchange Agreement, dated July 31, 2015 between the Company and Investors representing a majority in principal amount of the outstanding Initial Notes

10.2	Form of 5% Senior Convertible Note issued to each Investor on July 31, 2015

10.3	Form of Amended and Restated Security Agreement, dated July 31, 2015, by and among the Company, Richard P. Stevens, II, as the collateral agent, and Investors representing a majority in principal amount of the outstanding Initial Notes